Exhibit 5.1

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www.mofo.com

November 20, 2023

Augmedix, Inc.

111 Sutter Street, Suite 1300

San Francisco, California 94104

Re: Registration Statement on Form S-3 (File No. 333-264337)

Ladies and Gentlemen:

We are acting as counsel to Augmedix, Inc., a Delaware corporation (the “Company”), relating to the public offering of up to 7,187,500 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including 937,500 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares (the “Over-Allotment Option”), pursuant to the Registration Statement on Form S-3 (File No. 333-264337) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective upon filing on May 6, 2022, the related prospectus included therein (the “Prospectus”), and the prospectus supplement dated November 15, 2023 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Board of Directors

Augmedix, Inc.

November 20, 2023

Page Two

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares will be duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP